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                                                                   EXHIBIT 10.2


                      MODIFICATION OF EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of July, 2002, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Anthony H. Barash, of 1212 Shadow Way, Greenville, SC 29615 (the "Executive").

         WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of April 1, 1996, (the "Employment Agreement") and a Change in Control Agreement dated as of February 26, 1999 (the "Change in Control Agreement") as amended; and

         WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive will terminate his employment with the Corporation and be entitled to receive certain benefits under the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective November 1, 1995 (the "SERP") as further described below;

         NOW, THEREFORE, the parties hereto agree to the following:

1. Change in Control. The Change in Control Agreement is hereby terminated as of the date hereof.

2. Employment Agreement. The Employment Agreement is hereby modified as follows:

         (a) Term. Section 2 of the Employment Agreement is amended in its entirety to read as follows:

                  "2. Term. The term of this Agreement will end on June 30, 2004, unless sooner terminated by the Executive's death, except that Sections 6, 7, 9, 10, 11, 13, 14 and 15 shall continue in accordance with their terms."

         (b) Position and Duties. Section 3 of the Employment Agreement is amended by adding the following at the end thereof:

                           "Throughout the term hereof, the Executive will have the employment status of an exempt employee. The Executive is relieved, as of June 30, 2002, of the obligation to devote his full working time to the performance of duties under this Agreement, but shall, during the remaining term hereof, be an employee of the Corporation notwithstanding Executive's leave-of-absence status. During the term


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                           of this Agreement, the Executive shall be available
                           to provide advisory, consultative and similar services with respect to the Corporation's Legal Department, and such additional services as are described in Sections 6.02(a) and 6.02(c) of the SERP. In order to provide such services, the Executive shall maintain his license to practice law under Rule 405 of the South Carolina Bar Association through June 30, 2004. The Corporation shall pay all applicable license fees and mandatory continuing legal education fees, up to $500 per year for 2003 and 2004, subject to the Corporation's receipt of appropriate substantiation of such expenses."

         (c) Compensation and Benefits. Section 5 of the Employment Agreement is amended in its entirety to read as follows:

                  "5.      Compensation and Benefits.

                  (a) Base Salary. The Corporation will pay to the Executive a base salary at his annual rate as fixed from time to time until June 30, 2002, and thereafter at the annual rate of $335,000 , in substantially equal monthly installments of $27,916.67 on the Corporation's regular pay dates, through June 30, 2004. All applicable taxes and other authorized deductions will be deducted from each paycheck. If the Executive should die prior to June 30, 2004, any base salary amounts remaining unpaid for such period will be paid to the Executive's estate.

                  (b) Bonus Plan. In addition to base salary, the Executive will be entitled, upon taking leave of absence status as provided in Section 3, to a severance bonus equivalent payment of $431,732.50, which is equal to 30/12 times the bonus amount paid for calendar year 2001, to be paid on or about August 31, 2002, and subject to all applicable withholding requirements. This bonus is in lieu of any bonus for which the Executive may be or may have been eligible under the Corporation's 2002, 2003 or 2004 Annual Incentive Plans. The Executive will be eligible to receive a prorated (i.e., 5/6) mandatory and/or discretionary award, if any are paid, under the 2000-2002 Long Term Incentive Plan based upon thirty (30) months' of participation. Such award, if any is due, will be paid at the time other plan participants are paid. The Executive will not be eligible to receive an award under any long term incentive plan applicable to any period of time after June 30, 2002.

                  (c) Benefit Plans. From and after June 30, 2002, through June 30, 2004, the Executive shall not be entitled to coverage under the Corporation's disability or business travel accident benefit plans


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                           but will be eligible to continue to participate in
                           the Corporation's various other benefit plans and programs (subject to Section 3 below as to pension benefits). The Executive will continue to be responsible for all required employee contributions. From and after July 1, 2004, the Executive will be eligible to continue certain benefit coverages as provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA). The value of the Executive's "Bank Account" (as that term is defined in the Corporation's Compensatory Benefits Plan) as of June 30, 2004, shall be paid to the Executive in a lump sum (subject to applicable deductions) on or about July 31, 2004.

                  (d) Vacations. The Executive will be entitled to be paid on July 31, 2002 for all unused vacation earned or accrued as of June 30, 2002 (6 1/2 weeks), but will no longer accrue vacation from and after June 30, 2002.

                  (e) Perquisites. The Executive will no longer be entitled to executive perquisites as of June 30, 2002, except for reimbursement for tax preparation or financial planning services for calendar years 2001 and 2002, up to the maximum amounts allowed under the Corporation's reimbursement policy. All charitable contributions made by the Executive through June 30, 2002, shall qualify under the Corporation's Matching Gifts to Education or Cultural Organizations. The Executive's charitable contributions shall not qualify for such programs after June 30, 2002.

         (d) Severance Pay. Section 8 of the Employment Agreement is amended in its entirety to read as follows:

                  "8. Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from July 1, 2002, through June 30, 2004. This terminal paid leave of absence is in lieu of any severance pay the Executive would otherwise be entitled to. The Executive's entitlement to benefits, or payments under the Corporation's health, life insurance, retirement, stock option, equity participation rights, and savings (but not disability or business travel accident insurance) plans, policies or arrangements shall not, except as otherwise required in the Modification of Employment Agreement dated as of July 1, 2002, between the Executive and the Corporation or by law or regulation, be affected by the Executive's leave of absence status and shall continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the term of this Agreement."


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         (e)      Ratification. In all other respects, except as herein
                  provided, the Employment Agreement (specifically, without limitation, Sections 6, 7, 9, 10, 11, 13, 14 and 15), is hereby ratified and confirmed.

3.       Pension Benefits.

         (a) The period of the terminal leave of absence is intended to be included within the definition of "Years of Service" in the SERP and of "Benefit Service" in the Bowater Incorporated Retirement Plan (the "Qualified Plan") and the Bowater Incorporated Benefit Equalization Plan (the "Equalization Plan") and compensation paid under Section 5(a) of the Employment Agreement as amended hereunder during the terminal leave of absence is intended to be included within the definition of "Compensation" in the SERP and in the Qualified Plan and Equalization Plan.

         (b) As of June 30, 2004, and assuming the Executive survives until such date, and subject to the Executive signing and not later revoking a Waiver and Release Agreement as further described in Section 10, (i) the Executive shall be entitled to receive credit under the SERP for an additional five (5) "Years of Service" and (ii) his benefits under the SERP and the Equalization Plan shall be payable as a deferred vested benefit as of the first day of the month following his 64th birthday. In accordance with the terms of such plans and assuming a proper election is made, he shall be entitled to a lump sum payment of his SERP and Equalization Plan benefits as of such date, calculated using a seven (7) percent interest rate and the mortality table defined in Internal Revenue Code Section 417(e)(3)(A)(ii)(I). The Executive's retirement benefits under the Qualified Plan shall be payable as a deferred vested benefit as of the Executive's Normal Retirement Date, as defined in such plan.

         (c) Nothing contained in this section is intended to nor shall alter any rights of the Executive's spouse under applicable laws.

4. Stock Options and EPRs. From and after June 30, 2002, the Executive will not be eligible to receive any stock option or equity participation right awards. A list of the Executive's stock option and equity participation right awards is attached as Exhibit I. The terminal leave of absence will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to become vested in, and to exercise, options awarded pursuant to the Corporation's stock option and equity participation rights plans In accordance with the applicable stock option and equity participation right plans, the expiration date for the Executive's stock option and equity rights participation awards shall be September 30, 2004, except for the Executive's equity participation right award granted on April 1, 1996 (the "1996 EPR Award"), which shall have an expiration date of June 30, 2004. In the event of the Executive's death prior to such dates, different


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expiration dates shall apply in accordance with the terms of the applicable plans; i.e., two years from the date of death for all awards except for the 1996 EPR Award, and one year from the date of death for the 1996 EPR Award.

5.       Nondisclosure and Confidentiality Obligations.

         (a) The Executive agrees not to take any actions or make any statements to the public, future employers, business associates, clients, customers, the media, current, former or future employees, or any other third party whatsoever that reflect negatively on the Corporation, its officers, directors or employees, and not to express any opinions concerning the Corporation, its affiliates, officers, directors, shareholders, employees and/or its operations that shall reflect negatively upon same. Further, the Executive confirms his agreement to comply with the provisions of
                  Section 6 of the Employment Agreement and Section 6.02(d) of the SERP indefinitely.

         (b) Furthermore, the terms of the Employment Agreement and this Modification are confidential and the Executive and the Corporation agree not to disclose them to any entity, organization or person, including any employee or former employee of the Corporation, except that (i) the Executive may disclose them to his spouse and her attorney or accountant, his attorney or accountant, or as necessary to enforce his rights hereunder, or as required by law, and (ii) the Corporation may disclose them to the employees of the Corporation or its advisors who have a need to know such terms in order to implement the Modification Agreement or make any necessary regulatory filings.

         (c) Upon service on either party, or any one acting in his behalf, of an order or other legal process requiring him to divulge information prohibited from disclosure hereunder or under the Employment Agreement, such party shall immediately inform the other party of such service and the nature of any testimony or information sought to be provided pursuant to such order or process.

6. Relocation. If the Executive relocates his primary residence prior to June 30, 2003, he shall be entitled to the benefits provided under the Corporation's relocation policy as in effect on the date of such relocation.

7. Office Equipment and Property of the Corporation. The Executive shall be entitled to keep his Palm Pilot and laptop computer; provided however, that all the Corporation's proprietary or confidential information shall be removed by June 30, 2002, and all software licensed to the Corporation, shall be removed by December 31, 2002 and, if the Corporation so requests, the Executive will make said devices available to the Corporation's technical staff to effect or to confirm such removal. All other property of the Corporation such as documents, files, portable telephones and credit cards, must be


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returned to the Corporation, and all outstanding credit card balances repaid, by June 30, 2002. Except as otherwise provided in this Agreement, the Executive shall submit all business expense reimbursement requests no later than July 31, 2002.

8. Resignations. The Executive shall resign from all offices or positions in which he presently serves on behalf of the Corporation by no later than June 30, 2002.

9. Availability in Certain Circumstances. The Executive agrees to make himself reasonably available to the Corporation in connection with any pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration, subject to any privileges the Executive may have and to his other personal and business commitments. The Corporation will reimburse the Executive for all reasonable costs and expenses incurred by him in connection with any such investigation, proceeding or arbitration.

10. Effectiveness Contingent Upon Release. This Modification shall not be effective unless and until the Executive has executed a certain Waiver and Release Agreement (the "Release Agreement") in the form attached as Exhibit II, and the seven-day revocation period provided for therein has expired. If the Corporation shall believe in good faith that the Executive has breached the terms of the Release Agreement, this Modification or the Employment Agreement (specifically Sections 6, 7 and 15) and the Executive fails to cure such breach within thirty (30) days after notice of such breach is given to the Executive, then, upon written notice from the Corporation, this Modification Agreement shall immediately become null and void, and be deemed canceled and the Corporation shall be entitled to recover from the Executive all amounts previously paid to him hereunder (except $500). The Executive shall also be required to sign and not later revoke a Release Agreement on June 30, 2004, substantially in the form attached hereto as Exhibit II, in order for him to be entitled to (i) the additional five (5) "Years of Service" credit under the SERP, and (ii) the early payment of his SERP and Equalization benefits. If the Executive shall fail to sign the Release Agreement or shall sign but later revoke the Release Agreement, the Executive shall not be entitled to the additional five (5) "Years of Service" and shall only be entitled to the payment of his SERP and Equalization benefits as of his Normal Retirement Date.

11. HRCC Approval. The effectiveness of this Modification is contingent upon the approval of the Human Resources and Compensation Committee ("HRCC") of the Corporation's Board of Directors. The HRCC's next meeting is currently scheduled for July 31, 2002. If such approval is not obtained, this Modification and the Release Agreement (assuming it has been signed and not later revoked by the Executive) shall be deemed null and void and the Employment Agreement shall continue in full force and effect in accordance with its terms.


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         IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.


BOWATER INCORPORATED


By: /s/ Arnold M. Nemirow                        /s/ Anthony H. Barash
   -------------------------------------        -------------------------------
Name:   Arnold M. Nemirow                            Anthony H. Barash
     -----------------------------------
Title:  Chairman, President and                 Date signed:  June 21, 2002
        --------------------------------
        Chief Executive Officer
        --------------------------------
Date signed:  June 21, 2002


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